                                                                      EXHIBIT 11

Anacomp, Inc. and Subsidiaries
COMPUTATION OF EARNINGS PER COMMON SHARE (Unaudited)
PRIMARY


                                             Three months ended  Nine months ended
                                                 June 30,            June 30,
                                            ----------------    ------------------
(In thousands, except per share amounts)      1994     1993       1994     1993
----------------------------------------------------------------------------------
                                                 (Note 2)            (Note 2)
Earnings per Common and
 Common Equivalent Share:

   Net income available to common ........  $ 1,645  $ 2,669    $10,909   $ 6,003
                                            =======  =======    =======   =======

Shares:

   Weighted average common shares
    outstanding ..........................   44,768   40,389     42,853    40,086


Adjustments:

(a)  Assumed issuances under
      stock option and stock
      purchase plans .....................    1,258    1,260      1,295     1,570

(b)  Assumed exercise of warrants.........    1,629      663      1,846     1,431
                                            -------  -------   --------   -------
Total shares .............................   47,655   42,312     45,994    43,087
                                            =======  =======   ========   =======


Earnings per common share.................  $   .03  $   .06    $   .24   $   .14
                                            =======  =======   ========   =======

                                                                      EXHIBIT 11

Anacomp, Inc. and Subsidiaries
COMPUTATION OF EARNINGS PER COMMON SHARE (Unaudited)
ASSUMING FULL DILUTION


                                             Three months ended  Nine months ended
                                                  June 30,            June 30,
                                             ------------------  -----------------
(In thousands, except per share amounts)      1994     1993       1994     1993
----------------------------------------------------------------------------------
                                                 (Note 2)            (Note 2)
Earnings per Common and
 Common Equivalent Share:

   Net income available to common ........  $ 1,645  $ 2,669    $10,909   $ 6,003
                                            =======  =======    =======   =======

Shares:

   Weighted average common shares
    outstanding ..........................   44,768   40,389     42,853    40,086


Adjustments:

(a)  Assumed issuances under
      stock option and stock
      purchase plans .....................   1,317     1,329      1,374     1,663

(b)  Assumed exercise of warrants.........    1,650      687      1,928     1,512
                                            -------  -------     ------    ------
Total shares .............................   47,735   42,405     46,155    43,261
                                            =======  =======     ======    ======



Earnings per common share.................  $   .03  $   .06     $   .24  $   .14
                                            =======  =======     ======    ======





                                      -15-